Exhibit 3.2.10

LIMITED LIABILITY COMPANY AGREEMENT

OF

ABC MEDIA, LLC

This Limited Liability Company Agreement of ABC Media, LLC dated as of April 30, 1997 (the “Agreement”) is entered into by ABC Media, Inc., as the sole member (together with its assigns and successors, the “Member”).

WHEREAS, the Member desires to continue the existence of a limited liability company formed under the ABC Media, LLC on April 9, 1997 pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time (the “Act”) for the purpose described below; and

WHEREAS, the Member desires to enter into this Agreement to define formally and express the terms of such limited liability company and its rights and obligations with respect thereto.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Member hereby agrees as follows:

1.     Formation.  The Company has been formed and established as a Delaware limited liability company by the filing of a Certificate of Formation pursuant to the Act (the “Certificate”) with the Secretary of State of the State of Delaware. The Member hereby agrees that the rights, duties and liabilities of the Member shall be as provided in the Act, except as otherwise provided herein.

2.     Name.  The name of the limited liability company formed by the filing of the Certificate is ABC Media, LLC (the “Company”).

3.     Term.  The Company shall exist in perpetuity, unless earlier dissolved and its affairs wound up in accordance with this Agreement and/or the Act.

4.     Purpose.  The Company was formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing. The Member agrees (i) to take all necessary actions (including, without limitation, making any required election) to ensure that ABC Media, LLC is treated for federal income tax purposes as a branch that is disregarded pursuant to Treas. Reg. § 1.7701-2 and (ii) to not take any actions inconsistent with such treatment (including, without limitation, any action that would cause ABC Media, LLC to cease to qualify as a branch that is disregarded under federal income tax laws).

5.     Registered Office.  The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801.

6.     Registered Agent.  The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

7.     Member.  The name and the business or mailing address of the Member is as follows: ABC Media, Inc., 77 West 66th Street, New York, New York 10023.

8.     Powers.  The business and affairs of the Company shall be managed by the Member. In furtherance of its purpose, the Company shall have the power to do any and all acts necessary, appropriate, proper and viable, incidental or convenient to or for the protection and benefit of the Company.

9.     Capital Contribution.  The Member has contributed or is deemed to have contributed to the capital of the Company all of the assets set forth in Annex I, except any leasehold interests held by the Member, which leasehold interests are set forth in Annex II.

10.     Dissolution.  The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

11.     Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Member.

12.     Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

13.     Assignments.  The Member may not assign in whole or in part its limited liability company interest, except that the Member’s interest may be pledged to satisfy the requirements of Section 5.01(m) of the Credit Agreement dated as of March 17, 1997 among the Member and Citicorp USA, Inc. (as amended, modified or supplemented from time to time, the “Credit Agreement”).

14.     Resignation.  The Member shall not resign from the Company prior to the dissolution and winding up of the Company.

15.     Admission of Additional Members.  No additional members shall be admitted to the Company.

16.     Liability of Member.  The Member shall not have any liability for the obligations or liabilities of the Company, except to the extent provided in the Act.

17.     Governing Law.  This Agreement shall be governed by, and construed under, the laws of the State of Delaware, and all rights and remedies shall be governed by such laws without regard to the principles of conflict of laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Company Agreement as of the date first indicated above.

ABC MEDIA, INC.

By	/s/ Griffith W. Foxley
Griffith W. Foxley Vice President, Corporate Legal Affairs and Publishing